Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 70454BAH2

CREDIT AGREEMENT

Dated as of October 28, 2011

among

PEABODY ENERGY CORPORATION,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

UBS SECURITIES LLC,

MORGAN STANLEY SENIOR FUNDING, INC.,

CITIGROUP GLOBAL MARKETS INC.,

HSBC SECURITIES (USA) INC.,

and

RBS SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Managers,

and

The Other Lenders Party Hereto

UBS SECURITIES LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Syndication Agents

CITIGROUP GLOBAL MARKETS, INC.

HSBC SECURITIES (USA) INC.

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED.

THE BANK OF TOKYO MITSUBISHI UFJ, LTD. / UNION BANK, N.A.

COMMONWEALTH BANK OF AUSTRALIA

COMPASS BANK

PNC BANK, NATIONAL ASSOCIATION

SOVEREIGN BANK

WELLS FARGO BANK, N.A.

as Senior Managing Agents

5.05. Financial Statements; No Material Adverse Effect	47
5.06. Litigation	48
5.07. No Default	48
5.08. Ownership of Property	48
5.09. Environmental Compliance	48
5.10. Insurance	49
5.11. Taxes	49
5.12. ERISA Compliance	50
5.13. Subsidiaries	50
5.14. Margin Regulations; Investment Company Act	50
5.15. Disclosure	50
5.16. Compliance with Laws	51
5.17. Intellectual Property; Licenses, Etc.	51
5.18. Status of Loans as Senior Debt	51
5.19. Solvency	51
5.20. Patriot Act	51

ARTICLE VI. AFFIRMATIVE COVENANTS	51

6.01. Financial Statements	52
6.02. Certificates; Other Information	52
6.03. Notices	54
6.04. Payment of Tax Obligations	54
6.05. Preservation of Existence	54
6.06. Maintenance of Properties	54
6.07. Maintenance of Insurance	54
6.08. Compliance with Laws	55
6.09. Books and Records	55
6.10. Inspection Rights	55
6.11. Use of Proceeds	55
6.12. Additional Subsidiary Guarantors	56
6.13. Preparation of Environmental Reports	56
6.14. Certain Long Term Liabilities and Environmental Reserves	56

ARTICLE VII. NEGATIVE COVENANTS	56

7.01. Liens	56
7.02. Investments	59
7.03. Indebtedness	60
7.04. Fundamental Changes	61
7.05. Dispositions	62
7.06. Restricted Payments	62
7.07. Change in Nature of Business	63
7.08. Transactions with Affiliates	63
7.09. Burdensome Agreements	64
7.10. Use of Proceeds	64
7.11. Financial Covenants	64

7.12. Limitation on Negative Pledge Clauses	65
7.13. Scheme of Arrangement	66

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	66

8.01. Events of Default	66
8.02. Remedies Upon Event of Default	68
8.03. Application of Funds	68

ARTICLE IX. ADMINISTRATIVE AGENT	69

9.01. Appointment and Authority	69
9.02. Rights as a Lender	69
9.03. Exculpatory Provisions	69
9.04. Reliance by Administrative Agent	70
9.05. Delegation of Duties	70
9.06. Resignation of Administrative Agent	71
9.07. Non-Reliance on Administrative Agent and Other Lenders	71
9.08. No Other Duties, Etc.	72
9.09. Administrative Agent May File Proofs of Claim	72
9.10. Guaranty Matters	73
9.11. Withholding Tax	73

ARTICLE X. MISCELLANEOUS	73

10.01. Amendments, Etc.	73
10.02. Notices; Effectiveness; Electronic Communication	76
10.03. No Waiver; Cumulative Remedies	77
10.04. Expenses; Indemnity; Damage Waiver	78
10.05. Payments Set Aside	79
10.06. Successors and Assigns	80
10.07. Treatment of Certain Information; Confidentiality	83
10.08. Right of Setoff	84
10.09. Interest Rate Limitation	85
10.10. Counterparts; Integration; Effectiveness	85
10.11. Survival of Representations and Warranties	85
10.12. Severability	86
10.13. Replacement of Lenders	86
10.14. Governing Law; Jurisdiction; Etc.	87
10.15. Waiver of Jury Trial	88
10.16. USA PATRIOT Act Notice	88
10.17. Time of the Essence	88
10.18. No Advisory or Fiduciary Responsibility	88

SIGNATURES	S-1

SCHEDULES

1.01(a)	Subsidiary Guarantors
1.01(b)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
5.09	Environmental Matters
5.13	Subsidiaries
5.17	Intellectual Property
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.12	Negative Pledge Clauses
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of:
A	Borrowing Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F-1	Opinion of Simpson Thacher & Bartlett LLP
F-2	Opinion of In-house Counsel
F-3	Opinion of Thompson Coburn LLP, Illinois local counsel
F-4	Opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP, Indiana local counsel

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 28, 2011, among PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UBS SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and RBS SECURITIES INC., as joint lead arrangers and joint book managers.

WHEREAS, the Borrower seeks to acquire at least 50.01% of the shares of Macarthur Coal Limited (the “Target”) pursuant to offers made under a takeover bid (the “Tender”) and, in connection therewith, the Borrower intends to borrow the Loans (as defined below) under the Term Facility (as defined below), the proceeds of which Loans shall be used to finance, in part, a takeover bid by Bidco (as defined below) for at least 50.01% of the shares in the Target (the “Acquisition”), to refinance loans made or permanently reduce the Commitments under the Bridge Facility (as defined below) and/or to repay borrowings under the Borrower’s Existing Credit Agreement (as defined below) the proceeds of which are used to finance the Acquisition and to pay fees and expenses for the Acquisition, Bridge Facility and the Term Facility (provided that, in the case of any funding of Loans into the Escrow Account (as defined below), the payment of such fees and expenses shall not be netted from the proceeds of such Loans, but shall instead be made by the Borrower from other sources prior to the release from the Escrow Account of all such Loans);

WHEREAS, the Borrower intends to effect the Acquisition via its Subsidiary PEAMCoal Holdings Pty Ltd ACN 152 004 398 (“BidcoParent”) and its direct wholly-owned Subsidiary through which it will acquire the shares of the Target, PEAMCoal Pty Ltd ACN 152 004 772, (such Subsidiary together with BidcoParent, “Bidco”); and

WHEREAS, the Borrower has requested that the Lenders provide up to $1,000,000,000 in the form of a senior term loan facility to the Borrower, and the Lenders have indicated their willingness to lend the Loans on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepting Lenders” has the meaning specified in Section 10.01.

“Accounting Change” means changes in accounting principles after the Effective Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the Securities and Exchange Commission.

“Acquisition” has the meaning specified in the preamble hereof.

“Additional Extensions of Credit” has the meaning specified in Section 10.01.

“Adjustment Date” means the date of receipt by the Administrative Agent, commencing with the fiscal quarter ending December 31, 2011, of the financial statements for the most recently completed fiscal period furnished pursuant to Section 6.01, and the Compliance Certificate with respect to such financial statements furnished pursuant to Section 6.02.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by such Lender’s respective Commitment plus the aggregate principal amount of Loans then outstanding made by such Lender. The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth below:

		Applicable Rate
Level	Consolidated Leverage Ratio	Eurocurrency Rate Loans	Base Rate Loans
I	≥ 3.50x	3.000%	2.000%
II	≥ 3.00x	2.750%	1.750%
III	≥ 2.50x	2.500%	1.500%
IV	≥ 2.00x	2.250%	1.250%
V	≥ 1.50x	2.000%	1.000%
VI	< 1.50x	1.750%	0.750%

provided that (a) the Applicable Rate will be determined as of the last day of the immediately preceding fiscal quarter, provided that, until the first Adjustment Date, the Applicable Rate will be as set forth in the applicable level above in respect of the Consolidated Leverage Ratio as of the Closing Date (as certified by a Responsible Officer of the Borrower) (calculated on a Pro Forma Basis as of the Closing Date), (b) the Applicable Rate determined for any Adjustment Date (including the first Adjustment Date) shall remain in effect until a subsequent Adjustment Date for which the Consolidated Leverage Ratio falls within a different level, and (c) if the financial statements and related Compliance Certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.01 and 6.02, the Applicable Rate shall be (i) for the first 35 days subsequent to such due date, the Applicable Rate in effect prior to such due date and (ii) thereafter, as set forth in Level I, in either case, until the date of delivery of such financial statements and Compliance Certificate, after which the Applicable Rate shall be based on the Consolidated Leverage Ratio set forth in such Compliance Certificate.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arcelor Put” means any put arrangements whereby ArcelorMittal S.A. or a Subsidiary of ArcelorMittal S.A. may require the Borrower or any Restricted Subsidiary of the Borrower to acquire its direct or indirect Equity Interests in Bidco.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Morgan Stanley Senior Funding, Inc., Citigroup Global Markets, Inc., HSBC Securities (USA) Inc. and RBS Securities Inc., each in its capacity as joint lead arranger and joint book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit D or any other form approved by the Administrative Agent, in accordance with Section 10.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements–2010” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from the Closing Date to the earlier of (a) the date that is six months following the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day) and (b) the date on which there shall be no Commitments outstanding.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Eurocurrency Rate for a one month Interest Period beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“BBA LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“Bidco” has the meaning specified in the recitals hereto.

“BidcoParent” has the meaning specified in the recitals hereto.

“Borrower” has the meaning specified in the preamble hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, in each case, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Bridge Facility” means the senior unsecured bridge facility under that certain Credit Agreement, dated as of October 24, 2011, among the Borrower, the Administrative Agent and the lenders and other agents from time to time party thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives concerning capital adequacy pursuant to Basel III promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, regardless of the date adopted, issued, promulgated or implemented, are deemed to have been adopted, issued, promulgated or implemented after the Effective Date.

“Change of Control” means:

(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “Change of Control” as defined in the Senior Notes Indenture, as amended, restated, modified, replaced, or refinanced from time to time.

“Closing Date” means the first date on which (a) all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and (b) the initial Loans hereunder are made.

“Closing Date Deadline” means December 31, 2011.

“Co-Documentation Agents” means Citigroup Global Markets, Inc., HSBC Securities (USA) Inc. and The Royal Bank of Scotland plc, each in its capacity as co-documentation agent hereunder.

“Co-Syndication Agents” means UBS Securities LLC and Morgan Stanley Senior Funding, Inc., each in its capacity as co-syndication agent hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption

“Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of Commitments as of the Effective Date is $1,000,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all interest expense and letter of credit fees and commissions of the Borrower and its Restricted Subsidiaries in connection with borrowed money or other extensions of credit, in each case, to the extent treated as interest in accordance with GAAP and payable in cash, provided that Consolidated Cash Interest Charges shall exclude prepayment premiums and penalties in connection with the redemption of the Senior Notes.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case, for such period) plus, without duplication, (i) consolidated interest expense, determined in accordance with GAAP, (ii) to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles, (iii) any debt extinguishment costs, (iv) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, (v) any amount of asset retirement obligations expense, and (vi) transaction costs, fees and expenses incurred during such period in connection with the Acquisition, any acquisition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any of its Restricted Subsidiaries, in each case, for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) without duplication, all direct obligations arising under standby letters of credit (other than with respect to mine reclamation and workers compensation and other employee benefit liabilities) and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) obligations under federal coal leases and (iii) obligations under coal leases which may be terminated at the discretion of the lessee), (d) Attributable Indebtedness in respect of Capital Lease Obligations, (e) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than the Borrower or any Subsidiary (other than Guarantees of less than $25,000,000 individually and $100,000,000 in the aggregate), and (f) amounts due under Permitted Securitization Programs (whether or not on the balance sheet of the Borrower or its Restricted Subsidiaries), excluding the Existing Securitization, provided that Consolidated

Funded Indebtedness shall exclude (i) the $750,000,000 in aggregate principal amount of the convertible junior subordinated debentures of the Borrower due December 2066, (ii) with respect to any junior subordinated equity-linked security, the percentage of equity credit received from each of Moody’s and S&P (or if Moody’s and S&P provide different levels of equity credit, the lesser percentage of equity credit received) for such additional equity-linked security issuances, (iii) Non-Recourse Debt, (iv) the amount of obligations under any Guarantee issued by the Borrower or any of its Restricted Subsidiaries existing on the Effective Date and (v) the Excel Bonds held by the Borrower or its consolidated Subsidiaries on the Effective Date.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated Cash Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements; provided that for purposes of clause (a) of the proviso to the definition of “Applicable Rate”, the Consolidated Leverage Ratio shall be calculated on a Pro Forma Basis based on the most recent four fiscal quarter period for which applicable financial statements shall have been delivered to the Administrative Agent prior to the Closing Date.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income attributable to common stockholders of the Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP, plus (a) any cash dividends and/or distributions actually received by the Borrower or a Restricted Subsidiary from any Unrestricted Subsidiary and/or Joint Venture during such period to the extent not already included therein; minus (b) any net income (or loss) of the Borrower or a Restricted Subsidiary for such period that is accounted for by the equity method of accounting to the extent included therein.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within two (2) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its prospective funding obligations (provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it (including, in each case, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity); provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Letters of Credit” means letters of credit issued with respect to mine reclamation, workers’ compensation and other employee benefit liabilities.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia; provided, that in no event shall a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary be considered a “Domestic Subsidiary” for purposes of the Loan Documents.

“Effective Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing after the Closing Date, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of its Affiliates or Subsidiaries or any Defaulting Lender or its Subsidiaries; and provided further, however, unless an Event of Default has occurred and is continuing, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender, an Approved Fund or another Person, which, through its Lending Offices, is capable of lending to the Borrower, without the imposition of any additional incremental Indemnified Taxes and assignment to such Person would not, at the time of such assignment, result in the Borrower becoming liable to pay any additional amount to such Person or any Governmental Authority pursuant to Section 3.01 or Section 3.04.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Substances, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of or equity-linked securities of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA

Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.

“Escrow Account” has the meaning specified in Section 2.01(b).

“Escrow Agent” has the meaning specified in Section 2.01(b).

“Escrow Agreement” has the meaning specified in Section 2.01(b).

“Eurocurrency Rate” means, for any Interest Period (a) with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (b) with respect to a determination of “Base Rate” (pursuant to clause (b) of its definition), BBA LIBOR for a one month Interest Period as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time on each Business Day on which the Base Rate is being determined. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 11:00 a.m. (London time) (x) in the case of clause (a) above, two Business Days prior to the commencement of such Interest Period and (y) in case of clause (b) above, on each Business Day on which the Base Rate is being determined.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. All Eurocurrency Rate Loans shall be denominated in Dollars.

“Event of Default” has the meaning specified in Section 8.01.

“Excel Bonds” means, collectively, (a) the $10,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.84% Series A bonds, due December 2014, (b) the $39,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.34% Series B bonds, due December 2014, and (c) the $57,000,000 in aggregate principal amount of Peabody Australia Mining Limited’s 6.84% Series C bonds, due December 2016.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) branch profits taxes or taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender (or such other recipient) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or such other recipient) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note) and (b) other than in the case of an assignee pursuant to a request by the Borrower under Section 10.13, any United States withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law after the date such Lender becomes a party hereto) to comply with Section 3.01(e); except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) or (c) any United States withholding tax imposed as a result of a Lender’s failure to comply with the requirements of Sections 1471 through 1474 of the Code (effective as of the date hereof) and any regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 18, 2010, by and among the Borrower, Bank of America, N.A. as administrative agent, and the lenders party thereto from time to time, as amended through the date hereof.

“Existing Securitization” means the accounts receivable securitization financing of P&L Receivables Company LLC, existing as of the Effective Date.

“FATA” has the meaning specified in Section 4.01(b).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the letter agreement, dated September 23, 2011, among the Borrower and the Administrative Agent and (b) any other fee letter in respect of the Term Facility between the Borrower and one or more of the Arrangers dated on or prior to the date hereof, in each case as amended or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided that, any operating lease that is required to be treated as a capital lease in accordance with GAAP as a result of any Accounting Change shall not be deemed a Financing Lease for purposes of this Agreement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Threshold” means that Bidco shall have acquired a “relevant interest” (as defined in the Australian Corporations Act 2001 (Cth)) in at least 50.01% of the shares of the Target.

“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds or Designated Letters of Credit, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all obligations of such Person arising under bankers’ acceptances issued for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations (other than obligations in connection with the IRBs); and

(g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person (but excluding any performance and completion Guarantees of such Person).

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Borrower or its Restricted Subsidiary as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Borrower or its Restricted Subsidiary may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Borrower in good faith) pursuant to the terms of such indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or two weeks or one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash, cash equivalents or short-term marketable debt securities.

“IP Rights” has the meaning specified in Section 5.17.

“IRBs” means the City of St. Louis, Missouri Taxable Industrial Development Revenue Bonds (Peabody Energy Corporation Project), Series 2010, in an aggregate principal amount not to exceed $60,000,000, as evidenced by that certain Trust Indenture, to be entered into between the City of St. Louis, Missouri and U.S. Bank, National Association, St. Louis, Missouri.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person (other than a Subsidiary) in which the Borrower and its Subsidiaries collectively hold an ownership interest.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” has the meaning specified in the introductory paragraph hereto and includes at any time any Lender that has a Commitment or holds any Loans, as the case may be, at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II under the Term Facility.

“Loan Documents” means this Agreement, each Note, the Fee Letters, the Escrow Agreement and the Subsidiary Guaranty.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Maturity Date” means the fifth anniversary of the Closing Date; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the equity interests of any Unrestricted Subsidiary, (ii) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the equity interests of any Unrestricted Subsidiary, or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders thereunder will not have any recourse to the Capital Stock or assets of the Borrower or any of its Restricted Subsidiaries (other than the equity interests of any Unrestricted Subsidiary).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities and obligations of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to the Loans, on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Amendments” means an extension of the maturity date of any Loan and/or any Commitment by the Accepting Lenders and, in connection therewith, (a) any change in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Lenders and/or the payment of additional fees (including prepayment premiums or fees) to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property as agreed by the Borrower and the Accepting Lenders to the extent not prohibited by this Agreement) and (b) the repayment in full on the Maturity Date of all Loans and other amounts owing to each of the Lenders who are not Accepting Lenders notwithstanding the pro rata sharing provisions of Section 2.11.

“Permitted Securitization Programs” means (a) the Existing Securitization and (b) any receivables securitization program pursuant to which the Borrower or any of its Subsidiaries sells accounts receivable and related receivables, so long as any related Indebtedness incurred to finance the purchase of such accounts receivable is not included on the balance sheet of the Borrower or any Subsidiary in accordance with GAAP and applicable regulations of the SEC; provided, that the aggregate principal amount of all asset-backed securities issued pursuant to such receivables securitization programs covered in (a) and (b) above shall not exceed $500,000,000 at any time outstanding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prairie State Project” means that certain approximately 1,500 megawatt capacity coal-fired electricity generation plant on a reclaimed mine site in Washington County, Illinois.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Pro Forma Basis” means, for purposes of calculating (i) the financial covenants set forth in Section 7.11 and (ii) if applicable, the Applicable Rate under clause (a) of the proviso to the definition of “Applicable Rate”, that with respect to any acquisition (including the Acquisition) or disposition, such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the Borrower has delivered financial statements, (x) in the case of clause (i) above, pursuant to Section 6.01 and (y) in the case of clause (ii) above, prior to the Closing Date. In connection with the foregoing, (a) with respect to any acquisition, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for the Borrower and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.

“Refinancing Indebtedness” has the meaning specified in Section 7.03(c).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.

“Replaced Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Outstandings and unused Commitments in the aggregate; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or any vice president of the Borrower or any applicable Subsidiary, and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any Foreign Subsidiary of the Borrower, or, with respect to financial matters, the chief financial officer, treasurer or assistant treasurer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Managing Agents” means Australia and New Zealand Banking Group Limited., Compass Bank, The Bank of Tokyo Mitsubishi UFJ, Ltd., Union Bank, N.A., Commonwealth Bank of Australia, PNC Bank, National Association, Sovereign Bank and Wells Fargo Bank, N.A., each in its capacity as senior managing agent hereunder.

“Senior Notes” means, all senior notes and other debt securities issued from time to time by the Borrower or any of its Restricted Subsidiaries in the capital markets, including, (a) the $650,000,000 in aggregate principal amount of the Borrower’s 6 1/2% Senior Notes due 2020, (b) the $650,000,000 in aggregate principal amount of the Borrower’s 7 3/8% Senior Notes due

2016, (c) the $250,000,000 in aggregate principal amount of the Borrower’s 7 7/8% Senior Notes due 2026, (d) the $732,500,000 in aggregate principal amount of the Borrower’s Convertible Junior Subordinated Debentures due December 2066 and (e) the Excel Bonds.

“Senior Notes Indenture” means, the indentures or equivalent agreements under which any Senior Notes of the Borrower are issued from time to time, including, (a) the Indenture, dated as of March 19, 2004, as supplemented, among the Borrower, the guarantors named therein and US Bank National Association, as trustee, pursuant to which the 7 3/8% Senior Notes due 2016, 7 7/8% Senior Notes due 2026 and the 6 1/2% Senior Notes due 2020 were each issued and (b) the Indenture, dated as of December 20, 2006, between the Borrower and U.S. Bank National Association, as trustee, pursuant to which the 4.75% Convertible Junior Subordinated Debentures were issued.

“Similar Business” means coal production, coal mining, coal gasification, coal liquifaction, coal-to-chemical conversions, other BTU conversions, coal brokering, coal transportation, mine development, electricity generation, power/energy sales and other energy related businesses, coal supply contract restructurings, ash disposal, environmental remediation, coal and coal bed methane exploration, production, marketing, transportation and distribution, real estate development and other related businesses, and activities of the Borrower and its Subsidiaries as of the date hereof and any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person is, as of such date, greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as such debts and other liabilities become absolute and matured, (c) such Person does not, and will not, have an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts and liabilities as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, subordinated, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, subordinated, disputed, undisputed, secured or unsecured.

“Specified Representations” means the representations and warranties contained in Section 5.01(a)(i), 5.01(b)(i), 5.02 (other than subclauses (b)(ii)(A)(2), (b)(ii)(C) and (b)(iii) thereof), 5.04, 5.14, 5.18, 5.19 and 5.20; provided, that for purposes of this definition, (a) the defined term “Loan Parties” as used in such representations and warranties shall mean the Borrower and each Subsidiary Guarantor in existence immediately prior to the Closing Date, (b) clause (a) of the defined term “Material Adverse Effect” as used in Section 5.02 shall relate to the Borrower and its Restricted Subsidiaries (and shall exclude, for avoidance of doubt, the Target and its Subsidiaries) immediately prior to the Closing Date, (c) the representation and warranty contained in Section 5.14(b) shall apply only to the Borrower and the Loan Parties (as such term is used in clause (a) of this proviso) and (d) the defined term “Restricted Subsidiaries” as used in Section 5.19 shall relate to the Borrower and its Restricted Subsidiaries excluding the Target and its Subsidiaries.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person (it being understood that Middlemount Coal Pty Ltd shall not constitute a Subsidiary of the Borrower or its Subsidiaries hereunder unless the Borrower shall elect in a writing delivered to the Administrative Agent, based on a change in the voting powers of the joint venture partners of Middlemount Coal Pty Ltd, that Middlemount Coal Pty Ltd shall constitute a Subsidiary of the Borrower or its Subsidiaries hereunder). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means any Restricted Subsidiary that is a Domestic Subsidiary; provided, that such term shall not include any Subsidiary not wholly-owned, directly or indirectly, by the Borrower to the extent (but only so long as) it is prohibited by the terms of any Contractual Obligation (including pursuant to any Organization Documents of such Subsidiary) from guaranteeing the Obligations or any other obligations or liabilities guaranteed pursuant to the terms of the Subsidiary Guaranty (it being understood that, for purposes of this definition, the terms of any Contractual Obligation shall be deemed to prohibit such Guarantee if it would constitute a breach or default under or result in the termination of or require the consent of any Person (other than the Borrower or any of its Subsidiaries, or the Administrative Agent or the Lenders in their respective capacities as such) under the security, agreement, instrument or other undertaking giving rise to such Contractual Obligation); provided further, that such Contractual Obligation is not and was not created in contemplation of this definition. The Subsidiary Guarantors as of the Effective Date are the Subsidiaries of the Borrower listed on Schedule 1.01(a). For the avoidance of doubt, Bidco, Target and their respective Subsidiaries shall not be required to be Subsidiary Guarantors hereunder.

“Subsidiary Guaranty” means that certain Subsidiary Guaranty of the Obligations made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

“Surety Bonds” means surety bonds obtained by the Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice and the indemnification or reimbursement obligations of the Borrower or such Restricted Subsidiary in connection therewith.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any valid netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Swap Contract).

“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.

“Target” has the meaning specified in the recitals hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender” has the meaning specified in the recitals hereto.

“Term Facility” means, at any time, the Commitments and the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Threshold Amount” means $75,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“TXU Europe” means TXU Europe Limited, a Company organized under the laws of the England and Wales.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that the Borrower notifies the Administrative Agent in writing is an “Unrestricted Subsidiary”, including, as of the Effective Date, those entities listed on Schedule 1.01(b), but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt; (b) is not a party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower except as expressly permitted by Section 7.08; (c) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional equity interests in such Person, except with respect to Investments permitted under Section 7.02 or (ii) to maintain or preserve such Person’s financial condition (except with respect to performance guarantees not prohibited hereunder) or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary (or is redesignated by the Borrower as a Restricted Subsidiary), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and any Investments in such Subsidiary shall be deemed to be Investments in a Restricted Subsidiary of the Borrower as of such date (and, if such Indebtedness or Investments are not permitted to be incurred hereunder the Borrower shall be in default under this Agreement). At the time of any designation by the Borrower of any Restricted Subsidiary as an Unrestricted Subsidiary, such designation shall be deemed (a) an Investment in an Unrestricted Subsidiary in an amount equal to the sum of (i) the net worth of such designated Restricted Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any Guarantee obligation incurred by such designated Restricted Subsidiary with respect to the Obligations) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (b) a Disposition which must comply with the provisions of Section 7.05. Notwithstanding anything herein to the contrary, if a Subsidiary, Bidco shall be a Restricted Subsidiary and shall not be designated as an Unrestricted Subsidiary.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-owned” when referring to a Subsidiary of the Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by the Borrower or another wholly-owned Subsidiary of the Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements–2010, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

(c) Pro Forma Basis Calculation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that all calculations of the Consolidated Interest Coverage Ratio and the Consolidated Leverage Ratio for purposes of determining compliance with Section 7.11(a) and (b) (and, if applicable, in the case of the Consolidated Leverage Ratio, for purposes of determining the Applicable Rate under clause (a) of the proviso to the definition of “Applicable Rate”) shall be made on a Pro Forma Basis (i) with respect to the Acquisition and any other acquisition by the Borrower or its Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which applicable financial statements shall have been delivered to the Administrative Agent is equal to or greater than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period and (ii) with respect to any disposition by the Borrower or its Restricted Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which applicable financial statements shall have been delivered to the Administrative Agent was equal to or exceeded 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period. Notwithstanding anything herein to the contrary, with respect to any Pro Forma Basis calculation with respect to the Acquisition, the two most recent semi-annual financial statements of the Target and its Subsidiaries for the two semi-annual periods ending on or before the date on which any such calculation is being made shall be utilized in making such Pro Forma Basis calculation for the four fiscal quarter period of the Borrower ending on or before the date of any such calculation.

1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01. The Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, each Lender severally agrees to make a loan (a “Loan”) to the Borrower in Dollars in a principal amount, combined with all other Loans made by such Lender pursuant to this Section 2.01, not to exceed such Lender’s Applicable Percentage of the Term Facility; provided, however, that the Loans made by each Lender shall not exceed the unused amount of such Lender’s Commitment at such time (subject to reduction as provided in Sections 2.03 and 2.04) and the aggregate principal amount of the Loans made by all the Lenders shall not exceed, in any event, $1,000,000,000 (subject to reduction as provided in Sections 2.03 and 2.04). Each Borrowing (i) shall be in an aggregate principal amount of not less than $5,000,000 (or a whole multiple of $1,000,000 in excess thereof) in the case of any Eurocurrency Rate Loan and $500,000 (or a whole multiple of $100,000 in excess thereof) in respect of any Base Rate Loan and (ii) shall consist of Loans made simultaneously by the Lenders pro rata in accordance with their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Notwithstanding anything in this Agreement to the contrary, the gross proceeds of any Loans borrowed prior to the date on which the Funding Threshold shall have occurred shall be delivered to an escrow agent selected by the Borrower and reasonably satisfactory to the Administrative Agent (the “Escrow Agent”) and shall be held by the Escrow Agent in an escrow account (the “Escrow Account”) pursuant to the terms of an escrow agreement (the “Escrow Agreement”) among the Administrative Agent, the Borrower and the Escrow Agent on terms reasonably satisfactory to the Administrative Agent and the Borrower (such terms to include in any event, without limitation, the prepayment of Loans with all amounts in such Escrow Account and the termination of all Commitments pursuant to Section 2.04(b) in the event that the Funding Threshold or the condition precedent described in Section 4.02(d) shall not have been satisfied, in each case within 45 days following the Closing Date); provided that amounts in such Escrow Account shall only be released to the Borrower on the date on which (x) the Funding Threshold shall have been satisfied (provided that such condition may be waived by the Required Lenders) and (y) the condition precedent described in Section 4.02(d) shall have been satisfied.

2.02. Borrowings, Conversions and Continuations of the Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of not less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of not less than $500,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative

Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., New York City time on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.03 (and, if such Borrowing is the initial Borrowing, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans if the Required Lenders or the Administrative Agent so notify the Borrower.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect hereunder.

2.03. Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, the entire amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the scheduled repayment of installments thereof as the Borrower shall direct.

(b) Application of Prepayments. Any prepayment of a Eurocurrency Rate Loan or a Base Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentage.

2.04. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate or permanently reduce the unused Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York City time, three Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof.

(b) Mandatory. The Aggregate Commitments shall be automatically and permanently reduced to zero on the earliest to occur of (i) the date that is six months following the Closing Date (or, if such date is not a Business Day, the immediately preceding Business Day), (ii) the Closing Date Deadline, unless the Closing Date shall have occurred on or prior to such date, and (iii) if any Loans shall have been funded into the Escrow Account pursuant to Section 2.01(b), the date that occurs 45 days following the Closing Date, unless the Funding Threshold and the condition precedent described in Section 4.02(d) shall have been satisfied on or prior to such date.

(c) Application of Commitment Reductions. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the unused Commitments under this Section 2.04. Upon any reduction of unused Commitments, the Commitment of each Lender shall be reduced in accordance with such Lender’s Applicable Percentage of such reduction amount.

2.05. Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders (a) on the last Business Day of (i) the month in which the date that is six months after the Closing Date occurs and (ii) each three-month period ending thereafter, an aggregate principal amount of Loans equal to 1.25% of the aggregate principal amount of all Loans outstanding on the last day of the Availability Period after giving effect to any Loans made on such day (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) and (b) on the Maturity Date for the Loans, the aggregate principal amount of all Loans outstanding on such date.

2.06. Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount of principal, interest or fees of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07. Fees.

(a) Commitment Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, an unused commitment fee equal to 0.40% per annum on the unused amount of the Commitments, computed commencing from the Effective Date on an actual daily basis for the period for which payment is made, which payments shall be payable in full in cash in arrears on (i) if the Closing Date occurs on or prior to the Closing Date Deadline, (A) the Closing Date, (B) the 90th day following the Closing Date and (C) the later of (1) the last day of the Availability Period and (2) the 180th day following the Closing Date and (ii) otherwise, the Closing Date Deadline.

(b) Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in each of the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08. Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10. Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, in immediately available funds, with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loans, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11. Pro Rata; Sharing of Payments by Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Loans, shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Loans then held by the respective Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the

Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02, if applicable, and Section 4.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Any Defaulting Lender shall not be entitled to receive any unused commitment fee pursuant to Section 2.07(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such unused commitment fee that otherwise would have been required to have been paid to such Defaulting Lender for such period).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments (as reasonably determined in good faith by the applicable withholding agent), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (after payment of all Indemnified Taxes) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made and (ii) if a Loan Party is the withholding agent, it shall make such deductions and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent and such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payments under this Section shall be made within 10 days after written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Each Lender that is a “U.S. Person” as defined in section 7701(a)(30) of the Code that has not otherwise established to the reasonable satisfaction of the Borrower and Administrative Agent (or, in the case of a Participant purchasing its participation from a Foreign Lender, to the Lender from which the related participation shall have been purchased) that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrower or Administrative Agent, but only if such Lender is legally entitled to do so), two duly completed and executed copies of IRS Form W-9.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender holding any Loan to the Borrower shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i) duly completed and executed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed and executed copies of IRS Form W-8ECI or IRS Form W-8IMY, as applicable, relating to all payments to be received by such Foreign Lender hereunder or under any other Loan Document,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In the event that, pursuant to Section 10.06(d), a Participant is claiming the benefits of this Section 3.01, such Participant shall provide the forms required above, as if it were a Lender,

to the Lender from which the related participation was purchased, and if such Lender is a Foreign Lender, such Lender shall, promptly upon receipt thereof (but in no event later than the next scheduled payment under this Agreement) (i) forward such documentation to the Borrower and the Administrative Agent, together with two duly completed and executed copies of IRS Form W-8IMY, or (ii) provide the Borrower and the Administrative Agent with two duly completed and executed copies of IRS Form W-8IMY certifying that such Lender is a “qualified intermediary.”

Without limiting or duplicating the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes (which, for the avoidance of doubt, includes any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code), each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter (including upon the expiration or obsolescence of any such forms or documents and promptly after the occurrence of any event requiring a change from the most recent forms previously delivered), but only if such Lender is legally entitled to do so, such other documents and forms as would reduce or avoid any Indemnified Taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps that are consistent with the internal tax policies and procedures of such Lender and as shall not be materially disadvantageous to such Lender in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund with respect to Indemnified Taxes or Other Taxes paid by the Borrower, which in the sole discretion and good faith judgment of such Administrative Agent or Lender is allocable to such payment, it shall promptly pay such refund to the extent allocable to payment of Indemnified Taxes or Other Taxes to the Borrower, net of all out-of-pocket expenses of such Administrative Agent or Lender incurred in obtaining such refund; provided, however, that the Borrower agrees to promptly return such amount, net of any incremental additional costs, to the applicable Administrative Agent or Lender, as the case may be, if it receives notice from the applicable Administrative Agent or Lender that such Administrative Agent or Lender is required to repay such refund. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Illegality. If any Lender determines that as a result of any Change in Law it becomes unlawful, or that any Governmental Authority asserts that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or (b) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate contemplated by Section 3.04(e));

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or participation therein; or

(iii) subject any Lender to any Taxes (other than (x) Excluded Taxes and (y) Indemnified Taxes or Other Taxes subject to Section 3.01) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender of participating in any Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic or regulatory manner) to designate a different Eurocurrency lending office if the making of such designation would allow the Lender or its Eurocurrency lending office to continue to perform its obligation to make Eurocurrency Rate Loans or to continue to fund or maintain Eurocurrency Rate Loans and avoid the need for, or reduce the amount of, such increased cost.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Borrower shall be conclusive, absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender describing the basis therefor and showing the calculation thereof in reasonable detail. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable within 30 days from receipt of such notice.

(f) Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from the Borrower or (B) reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Indemnified Taxes or Other Taxes or other amounts giving rise to such payment; provided that the Borrower shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Indemnified Taxes or Other Taxes or other amounts.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender gives a notice pursuant to Section 3.02 or if any Lender is at such time a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to the applicable Lender and the Administrative Agent, replace such Lender in accordance with Section 10.13.

3.07. Survival. The Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01. Effective Date. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated as of the Effective Date (or, in the case of resolutions, documentation and other information required by Section 4.01(c) and certificates of governmental officials, a date prior to the Effective Date) and (z) in form and substance reasonably satisfactory to (A) in the case of this Agreement and the Subsidiary Guaranty, the Arrangers, the Administrative Agent and the Lenders and (B) otherwise, the Administrative Agent:

(i) executed counterparts of this Agreement from the parties thereto and of the Subsidiary Guaranty from each of the Subsidiary Guarantors;

(ii) a certificate of a Responsible Officer either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (B) stating that no such consents, licenses or approvals are so required; and

(iii) corporate resolutions of the Borrower’s board of directors authorizing the Acquisition.

(b) The Administrative Agent shall have received evidence that one of the following has occurred: (1) Bidco receiving notice from, or on behalf of, the Australian Federal Treasurer to the effect that there is no objection under the Australian Government’s foreign investment policy or under the Foreign Acquisition and Takeovers Act 1975 (Cth) (the “FATA”) to the acquisition by Bidco of the Target shares under the Tender and that notice is not subject to any condition; (2) the period provided under the FATA during which the Australian Treasurer may make an order under section 18 or an interim order under section 22 of the FATA prohibiting the acquisition by Bidco of the Target shares under the Tender elapsing, without such an order being made; or (3) if an interim order prohibiting the acquisition of the Target shares by Bidco under the Tender is made by the Australian Treasurer under section 22 of the FATA, the subsequent period for making a final order prohibiting the acquisition elapsing, without such a final order being made.

(c) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations reasonably requested by the Administrative Agent.

4.02. Closing Date and Initial Extension of Credit. The obligation of each Lender to honor the initial Borrowing Notice is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed promptly by originals), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated as of the Closing Date (or, in the case of (1) resolutions, a date before the Closing Date and (2) certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent:

(i) Notes executed by the Borrower in favor of each Lender requesting Notes;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of the Borrower and each other Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of the Borrower and each other Loan Party executing the Loan Documents to which it is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each other Loan Party is duly organized or formed, and that the Borrower and each Loan Party is validly existing and in good standing in its jurisdiction of organization, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) (A) the executed opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower and special New York counsel to the other Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1; (B) the executed opinion of Thompson Coburn LLP, special Illinois counsel to certain Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-3; and (C) the executed opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP, special Indiana counsel to certain Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-4;

(v) the executed opinion of in-house counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2; and

(vi) a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.02 and 4.03 have been satisfied (or, as applicable, waived in accordance with the terms hereof).

(b) Bidco shall have acquired a “relevant interest” (as defined in the Australian Corporations Act 2001 (Cth)) in at least 50.01% of the shares in the Target; provided that the foregoing condition in this clause (b) shall not be required to be met on the day any Loans are funded into the Escrow Account pursuant to arrangements described in Section 2.01(b); provided, however, that such condition shall be met in order for such Loans to be released from the Escrow Account.

(c) The Effective Date shall have occurred.

(d) All conditions set forth in the bidder’s statement issued by Bidco shall have been (x) satisfied or (y) waived by Bidco; provided that the foregoing condition in this clause (d) shall not be required to be met on the date any Loans are funded into the Escrow Account pursuant to arrangements described in Section 2.01(b); provided, however, that such condition shall be met in order for such Loans to be released from the Escrow Account.

(e) The occurrence of the Closing Date on or before the Closing Date Deadline.

(f) Any (i) commitment fees and up-front fees of the Lenders required to be paid shall have been paid, in each case unless waived by the Administrative Agent, the Arrangers or the Lenders, as applicable, to the extent required under the Fee Letters or Section 2.07 hereof and (ii) other accrued fees and expenses required to be paid on or before the Closing Date to the Administrative Agent, the Arrangers or the Lenders shall have been paid, unless waived by the Administrative Agent, the Arrangers or the Lenders, as applicable, to the extent required under the Fee Letters or invoiced at least two Business Days prior to the Closing Date (including reasonable and documented expenses of the Arrangers or the Lenders (including the reasonable and documented fees and expenses of counsel to the Administrative Agent), plus such additional amounts of such reasonable and documented fees and expenses as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in Section 4.01 or in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date or Closing Date, as applicable, specifying its objection thereto.

4.03. Conditions to all Borrowings. The obligation of each Lender to honor any Borrowing Notice is subject to the following conditions precedent:

(a) The Specified Representations shall be true and correct in all material respects on the date of such Borrowing.

(b) The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.

Each Borrowing Notice (other than a Borrowing Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.03 have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the date of this Agreement and as of the date of each Borrowing, that:

5.01. Existence, Qualification and Power. Each Loan Party (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) (i) has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party and (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) to consummate the Acquisition and (c) is duly qualified and is licensed, and the Borrower is in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(ii), (b)(ii) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of (A) any Contractual Obligation (1) to which such Person is a party or (2) affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; (iii) result in the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iv) violate any Law binding on such Loan Party, except in each case referred to in clause (b)(ii), (b)(iii) or (b)(iv) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization. (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required (i) in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (ii) for the consummation of the Acquisition, except for those approvals, consents, exemptions, authorizations or other actions (x) which have already been obtained, taken, given or made and are in full force and effect or (y) solely in the case of the foregoing clause (b)(ii), the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements–2010 of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements–2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to (i) this Agreement or any other Loan Document, or (ii) the consummation of the Acquisition, or any of the transactions contemplated hereby (solely in the case of the foregoing clause (a)(ii), as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect), or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

5.07. No Default. None of the Borrower or any its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property. The Borrower and its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably be expected to have a Material Adverse Effect.

5.09. Environmental Compliance. Except as disclosed in the Borrower’s most recent annual and quarterly reports filed with the SEC or on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties currently or formerly owned, leased or operated by the Borrower or its Restricted Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b) None of the Borrower or any of its Restricted Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Restricted Subsidiaries (the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Restricted Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower or any of its Restricted Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

(g) The Borrower and its Restricted Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.

5.10. Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

5.11. Taxes. The Borrower and its Restricted Subsidiaries have filed all applicable Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), except where failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any material tax, fee or other charge.

5.12. ERISA Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

(a) Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.

(b) There has been no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.04 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. No report, financial statement, certificate or other information furnished in writing by any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.16. Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17. Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Restricted Subsidiary does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to have a Material Adverse Effect.

5.18. Status of Loans as Senior Debt. The Loans shall rank pari passu with any other senior Indebtedness of the Borrower.

5.19. Solvency. The Borrower and its Restricted Subsidiaries on a consolidated basis are Solvent.

5.20. Patriot Act. No Loan Party is in violation in any material respect of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence on the Maturity Date), the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02, and 6.03) cause each of its Restricted Subsidiaries to:

6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2011) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; such consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02. Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenants set forth in Section 7.11, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, which shall include detailed computations of the financial covenants;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(e) not later than 60 days after the end of each fiscal year of the Borrower, a copy of summary projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrower to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (c) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (d) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.” In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.

6.03. Notices. Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower knows or has obtained notice thereof.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence or event referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04. Payment of Tax Obligations. Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to the Borrower and each of its Restricted Subsidiaries, pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05. Preservation of Existence. With respect to the Borrower and each of its Restricted Subsidiaries, preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04.

6.06. Maintenance of Properties. With respect to the Borrower and each of its Restricted Subsidiaries, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting the Borrower or any of its Restricted Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give the Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

6.11. Use of Proceeds. Use (or cause Bidco to use, as the case may be) the proceeds of the Term Facility (a) to finance the Acquisition of a controlling interest in the Target, (b) to repay borrowings under the Existing Credit Agreement the proceeds of which borrowings are used solely to finance all or part of the Acquisition of a controlling interest in the Target, (c) to refinance or permanently reduce the commitments under the Bridge Facility and (d) to pay fees and expenses for the Acquisition, Bridge Facility and the Term Facility (provided that, in the case of any funding of Loans into the Escrow Account, the payment of such fees and expenses shall not be netted from the proceeds of such Loans, but instead shall be made by the Borrower from other sources prior to the release from the Escrow Account of all such Loans).

6.12. Additional Subsidiary Guarantors. As of the date the Compliance Certificate referred to in Section 6.02 is delivered, notify the Administrative Agent of any Subsidiary that is not a Subsidiary Guarantor and, by virtue of the definition of Subsidiary Guarantor who would be required to be a Subsidiary Guarantor. Within 30 days of such notification, the Borrower shall cause (i) any such Subsidiary to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other joinder document as the Administrative Agent shall deem appropriate for such purpose and (ii) such Subsidiary to deliver to the Administrative Agent favorable opinions of counsel of such Subsidiary (including in-house counsel), to the extent that the Administrative Agent determines in its reasonable discretion that the value of obtaining any such opinion exceeds its cost and related administrative burden, covering the legality, validity, binding effect and enforceability of the documentation referred to in clause (i), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.13. Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Section 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide, in the case of the Borrower, to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for the Properties which are the subject of such default prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.14. Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence on the Maturity Date), the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f) (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of new federal coal leases;

(g) easements, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;

(i) Liens securing Indebtedness of the Borrower and its Restricted Subsidiaries permitted by Section 7.03 incurred to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien) and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Restricted Subsidiary before such time as it became a Restricted Subsidiary are permitted under this subsection (i));

(j) Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Restricted Subsidiary after the date hereof securing Indebtedness permitted by Section 7.03 not to exceed $150,000,000 at any time outstanding, provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any other property or assets of such Person (other than the proceeds of the property or assets subject to such Lien) or of the Borrower or any Restricted Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;

(k) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(l) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(m) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided that such Lien does not apply to any additional property or assets of the Borrower or any Restricted Subsidiary (other than the proceeds of the property or assets subject to such Lien);

(n) Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties or cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(p) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(q) Liens on Capital Stock and other Equity Interests in Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited hereunder;

(r) Liens on receivables and rights related to such receivables created pursuant to any Permitted Securitization Programs (to the extent that any such Disposition of receivables is deemed to give rise to a Lien);

(s) Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes; and

(t) Liens on assets of the Borrower and its Restricted Subsidiaries so long as the aggregate amount of Indebtedness and other obligations secured thereby does not exceed, at the time any such Liens are assumed or incurred by the Borrower or one of its Restricted Subsidiaries and thereafter, 10% of Tangible Assets of the Borrower and its Restricted Subsidiaries (including, for avoidance of doubt, any Tangible Assets acquired by the Borrower or its Restricted Subsidiaries at such time).

7.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Restricted Subsidiary in the form of cash equivalents or short-term marketable debt securities;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Capital Stock) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Restricted Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties or cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry;

(f) Investments in existence on the Effective Date set forth on Schedule 7.02 and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

(g) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement;

(h) Investments in any assets constituting a business unit received by the Borrower or its Subsidiaries by virtue of an asset exchange or swap with a third party or acquired as a capital expenditure;

(i) Swap Contracts permitted under Section 7.03(e);

(j) Investments consisting of purchases of shares in the Target pursuant to the Tender or Bidco (including direct or indirect Equity Interests in Bidco acquired by means of the Arcelor Put) and Investments consisting of purchases of Senior Notes;

(k) Investments by the Borrower or any Restricted Subsidiary in Restricted Subsidiaries or entities that become Restricted Subsidiaries as a result of such Investments, and Investments by any Restricted Subsidiary in the Borrower; provided that, if the Investment is in the form of Indebtedness, such Indebtedness must be permitted pursuant to Section 7.03(f); and

(l) Investments by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries and Joint Ventures or entities that become Unrestricted Subsidiaries or Joint Ventures as a result of such Investments, (i) without restriction if the Consolidated Leverage Ratio is equal to or less than 3.50 to 1.00, or (ii) if the Consolidated Leverage Ratio at the time of such Investment is greater than 3.50 to 1.00, only so long as such Investment, when aggregated with all other Investments made to date under this Section 7.02(l) and all Investments made to date under Section 7.02(m), shall not result in the Investments exceeding 22% of Tangible Assets of the Borrower and its Restricted Subsidiaries; provided that, if at any time the Consolidated Leverage Ratio is greater than 3.50 to 1.00, such restriction on Investments in Unrestricted Subsidiaries and Joint Ventures shall only prohibit the Borrower and its Restricted Subsidiaries from making any new Investments in Unrestricted Subsidiaries and Joint Ventures under this Section 7.02(l) but shall not cause any prior Investments made in compliance with this Section 7.02(l) at the time when made to result in a Default or Event of Default; and

(m) Investments by the Borrower or any Restricted Subsidiary in an aggregate amount (including, when applicable, Investments permitted pursuant to clause (l)(ii) above) not in excess of 22% of Tangible Assets of the Borrower and its Restricted Subsidiaries; provided that, if any Investments permitted under clause (l)(ii) are counted against such threshold, the threshold shall only prohibit the Borrower and its Restricted Subsidiaries from making any new Investments under this Section 7.02(m) but shall not cause any prior Investments made in compliance with Section 7.02(l) or this Section 7.02(m) at the time when made to result in a Default or Event of Default.

7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness under the Existing Credit Agreement and other Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(c) Any refinancings, refundings, renewals or extensions of Indebtedness permitted under Section 7.03(b); provided that (i) the amount of such Indebtedness (the “Refinancing Indebtedness”) is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (B) any existing commitments unutilized thereunder and (C) any amount by which the original principal amount of any Indebtedness has been repaid and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the Borrower);

(d) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Restricted Subsidiary;

(e) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and consistent with prudent business practice;

(f) Indebtedness of the Borrower and any Restricted Subsidiary to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower; provided that, any such Indebtedness extended by any Loan Party or any non-Loan Party to a Loan Party must be subordinated to the Obligations on customary terms;

(g) Intercompany current liabilities incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Guarantee obligations in respect of a letter of credit issued for the account of the Borrower and for benefit of the PBGC in a face amount not to exceed $37,000,000 and for which TXU Europe (or its successors) provides credit support;

(i) Indebtedness incurred in connection with any Permitted Securitization Program;

(j) Additional Indebtedness of the Loan Parties, provided, however, that immediately after giving effect to the incurrence of any such Indebtedness by any Loan Party, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the most recent financial statements delivered pursuant to Section 6.01, as though such incurrence occurred at the beginning of the period covered thereby;

(k) equipment financings of any Foreign Subsidiary of the Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with the covenants contained in Section 7.11, calculated based on the most recent financial statements delivered pursuant to Section 6.01, as though such incurrence occurred at the beginning of the period covered thereby;

(l) Indebtedness of non-US Loan Party Restricted Subsidiaries (including, but not limited to, Foreign Subsidiaries of Borrower that are Restricted Subsidiaries) in an aggregate amount not to exceed 12% of Tangible Assets of the Loan Parties.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower, the and its Restricted Subsidiaries, taken as a whole, to or in favor of any Person, except that, if no Default exists or would result therefrom:

(a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and (B) when any Restricted Subsidiary is merging with any other Subsidiary, the continuing or surviving Person (unless such surviving Person could otherwise be designated an Unrestricted Subsidiary hereunder) shall be a Restricted Subsidiary (C) when any Foreign Subsidiary is merging with any Domestic Subsidiary, the continuing or surviving Person shall be the Domestic Subsidiary and (D) when any Subsidiary Guarantor is merging with any other Subsidiary, the continuing or surviving Person shall be a Subsidiary Guarantor;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that (i) if the transferor in such a transaction is a Restricted Subsidiary, then the transferee must either be the Borrower or another Restricted Subsidiary (unless such Disposition would otherwise be permitted as an Investment in an Unrestricted Subsidiary), (ii) if the transferor is a Domestic Subsidiary, then the transferee must either be the Borrower or another Domestic Subsidiary and (iii) if the transferor is a Subsidiary Guarantor, then the transferee must either be the Borrower or another Subsidiary Guarantor;

(c) the Borrower and any Restricted Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower or the Restricted Subsidiary, as applicable, is the surviving or continuing Person; provided that, the Borrower and the Restricted Subsidiary are in pro forma compliance with Section 7.11 for the four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01, calculated as if such merger or consolidation had been consummated on the first day of such fiscal period; and

(d) any transaction that would be permitted as an Investment under Section 7.02.

7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than Dispositions permitted pursuant to Section 7.04), unless immediately after giving effect to such Disposition, (a) no Event of Default has occurred and is continuing and (b) the Borrower is in pro forma compliance with Section 7.11 for the four consecutive fiscal quarters ended on the last day of the most recent fiscal period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01, calculated as if such Disposition had been consummated on the first day of such fiscal period.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests or Indebtedness permitted under Section 7.03;

(d) the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, provided that at the time of such declaration (in the case of dividends) or the date of any such Restricted Payment (in the case of any other Restricted Payment), and after giving effect thereto, no Default shall have occurred and be continuing and the Borrower is in compliance with the financial covenants set forth in Section 7.11; and

(e) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect thereto held by directors, officers or employees of the Borrower or any Restricted Subsidiary (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such director, officer or employee and (ii) Equity Interests in any Loan Party for future issuance under any employee stock plan.

7.07. Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.08. Transactions with Affiliates. Enter into any transaction of any kind, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, unless such transaction is (a) not prohibited by this Agreement and (b) upon fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate. Notwithstanding the foregoing, (i) any such transaction which is determined to be materially less favorable to the Borrower or a Restricted Subsidiary than the Borrower or such Restricted Subsidiary reasonably believes it would obtain in a comparable arm’s length transaction nevertheless shall be permitted if the excess consideration being paid to such Affiliate would otherwise be permitted at such time as an Investment in such Affiliate under Section 7.02 and, upon consummation of such transaction, such excess consideration being paid to such Affiliate shall constitute an Investment for the purposes of calculating compliance with Section 7.02 and (ii) the foregoing restrictions shall not apply to the following:

(A) transactions between or among the Borrower and any of its Restricted Subsidiaries or between and among any Restricted Subsidiaries;

(B) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower or any of its Restricted Subsidiaries or to any Plan, Plan administrator or Plan trustee;

(C) loans and advances to directors, officers and employees to the extent permitted by Section 7.02;

(D) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(E) payments to directors and officers of the Borrower and its Restricted Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the Borrower or its Restricted Subsidiaries, respectively, or pursuant to applicable law;

(F) transactions between or among the Borrower and any of its Restricted Subsidiaries on the one hand and any Affiliate on the other in connection with the Prairie State Project so long as any such transaction is on terms fair and reasonable to the Borrower and such Subsidiary; and

(G) Restricted Payments permitted by Section 7.06.

7.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor, unless the Borrower determines in good faith that such Contractual Obligations would not materially hinder the Borrower’s ability to meet its obligations under this Agreement.

7.10. Use of Proceeds. Use the proceeds of any Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower for the period of four consecutive fiscal quarters of the Borrower ending on such date to be less than 2.50 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower for the period of four consecutive fiscal quarters of the Borrower ending on such date to be greater than 4.00 to 1.00.

7.12. Limitation on Negative Pledge Clauses. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.12) are listed on Schedule 7.12;

(b) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower;

(c) arise in connection with any Lien permitted by Section 7.01 to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;

(d) represent Indebtedness permitted by Section 7.03 (other than secured Indebtedness permitted by Section 7.01(i));

(e) represent secured Indebtedness permitted by Section 7.01(i) to the extent that such restrictions apply only to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness (and the Subsidiaries of such Restricted Subsidiaries);

(f) arise in connection with any Disposition permitted by Section 7.05;

(g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein;

(h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its respective Restricted Subsidiaries;

(j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l) are customary provisions restricting assignment of any agreements;

(m) are restrictions imposed by any agreement relating to any Permitted Securitization Program to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Securitization Program; or

(n) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (m) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Party and the Lenders with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.13. Scheme of Arrangement. The Borrower, Bidco and their respective Subsidiaries shall not undertake any scheme of arrangement in respect of the Target.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. The Borrower or any of its Restricted Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or Guarantees of the Obligations or Indebtedness with respect to the Excel Bonds) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; provided, however, that no Default or Event of Default shall exist under this paragraph unless any of the circumstances described in this subclause (A) and (B) of this subsection (e) continues for a period in excess of 10 days; and, provided further that no Default or Event of Default shall exist under this paragraph as a result of a default, review event or other event arising from a change of control, delisting or similar event under any Indebtedness of the Target or any of its Subsidiaries until 30 days (which 30 day period shall be inclusive of, and not in addition to, the 10-day period referred to in the immediately preceding proviso) have elapsed following the close of the offer period for the takeover bid for Target; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any of its Restricted Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any of its Restricted Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title

IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an entry of an order for relief constituting an Event of Default under Section 8.01(f) with respect to the Borrower under Debtor Relief Laws of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. For avoidance of doubt, the Commitments of each Lender hereunder shall survive any Event of Default (other than an Event of Default arising under Section 8.01(f) with respect to the Borrower as described in the preceding sentence).

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 9.06 and Section 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Borrower (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Except as expressly set forth herein, none of the bookmanagers, Arrangers, Co-Documentation Agents, Co-Syndication Agents, Senior Managing Agents or other titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any other Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Guaranty Matters. Subject to the last sentence of Section 6.15(b) of the Subsidiary Guaranty, the Lenders irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction not prohibited hereunder or ceases to be required to guarantee the Obligations by virtue of the definition of Subsidiary Guarantor upon receipt of a certificate of the Borrower certifying that such transaction is not prohibited hereunder or as to the basis on which such Subsidiary no longer falls within the definition of Subsidiary Guarantor. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.

9.11. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.

ARTICLE X.

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(b) postpone the Maturity Date or any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the stated rate of interest specified herein on, or any fees relating to, any Loan, or (subject to clause (z) of the final proviso to this Section 10.01) any fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(f) other than as permitted by Section 9.10, release all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty without the written consent of each Lender; or

(g) waive any condition set forth in Section 4.01, Section 4.02 (other than clause (b) of Section 4.02 (including any proviso thereto)) or Section 4.03 without the written consent of each Lender; and

provided further, that (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (z) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties to the applicable Fee Letter. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended and (2) the principal of any Loan owed to such Lender may not be reduced, nor the final maturity of such Defaulting Lender’s Commitments or Loans, as applicable, extended, without the consent of such Lender; provided that any amendment of this sentence shall require the consent of all Lenders, including any Defaulting Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of any mandatory prepayments without the consent of Lenders holding more than 50% of the aggregate principal amount of all Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Administrative Agent (not to be unreasonably withheld), the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) (but not any other Lender) to permit the refinancing, replacement or modification of all outstanding Loans (“Replaced Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Replaced Loans and (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Loans at the time of such refinancing.

The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers to all Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (it being understood and agreed that no Lender will have an obligation to accept any such offer, and any failure of any Lender to respond to any such offer shall be deemed to be a rejection of such offer). Such notice shall set forth (a) the terms and conditions of the requested Permitted Amendments and (b) the date on which responses from the applicable Lenders in respect of such Permitted Amendment are required to be received (which shall not be less than three Business Days after the date of such notice). Only those Lenders that consent to such Permitted Amendment (the “Accepting Lenders”) will have the maturity of their applicable Loans and Commitments extended and be entitled to receive any increase in the Applicable Rate and any fees (including prepayment premiums or fees), in each case, as provided therein. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Permitted Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Permitted Amendment, this Agreement shall be deemed amended, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms and provisions of the Permitted Amendment with respect to the Loans and Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders in a manner consistent with the other Loans and Commitments under this Agreement). Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 10.01 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and officer’s certificates consistent with those delivered pursuant to Section 4.01 and Section 4.02.

Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Borrower hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Borrower, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Arrangers and a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent), in connection with the syndication of the term facility provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any of the Borrower or any of its Subsidiaries, and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations under the Loan Documents, in each case as determined by a court of competent jurisdiction by a final and nonappealable judgment.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Arrangers in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith or willful misconduct or a material breach of its obligations hereunder.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and Senior Managing Agents, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Arrangers or any Lender, or the Administrative Agent, the Arrangers or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Arrangers or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(i) except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, which amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(iv) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Defaulting Lender or its Subsidiaries or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b) (c) and (e) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, Arrangers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis, to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, legal counsel, independent auditors, other experts, agents, advisors and representatives for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon the request or demand of any regulatory authority having jurisdiction over the Administrative Agent, such Arranger or such Lender or any of their respective Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in each of which cases the Administrative Agent, relevant Arranger or relevant Lender, as applicable, agrees to inform the Borrower promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (d) to any other party hereto subject to any other applicable confidentiality arrangements in the Fee Letters, (e) in connection with the exercise of any of the Administrative Agent’s, any Arranger’s or any Lender’s rights or remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and such Information being used for the evaluation of, administration of and enforcement of rights under the Loan Documents, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Term Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Facility; (h) with the consent of the Borrower, (i) to the extent such Information is received by the Administrative agent, such Arranger or such Lender on a non-confidential basis from a source other than the Borrower or its Affiliates or the Target or its Affiliates not known to the Administrative Agent, such Arranger or such Lender, as applicable, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (j) to the extent such Information becomes publicly available other than as a result of a breach of this Section, (k) to the extent such Information is independently developed by the Administrative Agent, such Arranger or such Lender or (l) for purposes of establishing a “due diligence” defense.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, Target, ArcelorMittal, S.A. or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised reasonable care to protect such Information, and in no event less than the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Arrangers and the Lenders acknowledges that (a) the Information may include material non-public information concerning the parties described in the definition of “Information”, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities laws.

10.08. Right of Setoff. Upon any amount becoming due and payable hereunder (whether at stated maturity, by acceleration or otherwise), each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws, and

(e) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (x) the

Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrower shall have against the replaced Lender.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act.

10.17. Time of the Essence. Time is of the essence of the Loan Documents.

10.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

PEABODY ENERGY CORPORATION, a Delaware corporation

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	VP & Treasurer

Signature Page to Credit Agreement – Term Loan

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Matthew S. Hichborn
Name:	Matthew S. Hichborn
Title:	Assistant Vice President

Signature Page to Credit Agreement – Term Loan

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Director

Signature Page to Credit Agreement – Term Loan

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

Signature Page to Credit Agreement – Term Loan

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Kevin D. Emerson
Name:	Kevin D. Emerson
Title:	Authorized Signatory

Signature Page to Credit Agreement – Term Loan

CITIBANK, N.A., as a Lender

By:	/s/ Raymond G. Dunning
Name:	Raymond G. Dunning
Title:	Vice President

Signature Page to Credit Agreement – Term Loan

HSBC BANK USA, N.A., as a Lender

By:	/s/ Adam Hendley
Name:	Adam Hendley
Title:	Vice President

Signature Page to Credit Agreement – Term Loan

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Patricia Dundee
Name:	Patricia Dundee
Title:	Authorised Signatory

Signature Page to Credit Agreement – Term Loan

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Lender

By:	/s/ Robert Grillo
Name:	Robert Grillo
Title:	Director

Signature Page to Credit Agreement – Term Loan

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

Signature Page to Credit Agreement – Term Loan

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Roger Eric Searls
Name:	Roger Eric Searls
Title:	Vice President

Signature Page to Credit Agreement – Term Loan

CHINA MERCHANTS BANK CO., LTD. NEW YORK BRANCH, as a Lender

By:	/s/ Andrew Xuejun Mao
Name:	Andrew Xuejun Mao
Title:	Assistant General Manager

By:	/s/ Hul Fang
Name:	Hul Fang
Title:	General Manager

Signature Page to Credit Agreement – Term Loan

COMMONWEALTH BANK OF AUSTRALIA, as a Lender

By:	/s/ Greg Caione
Name:	Greg Caione
Title:	Head of Natural Resources, Americas

Signature Page to Credit Agreement – Term Loan

COMPASS BANK, as a Lender

By:	/s/ Jason Goetz
Name:	Jason Goetz
Title:	Vice President

Signature Page to Credit Agreement – Term Loan

FIFTH THIRD BANK, as a Lender

By:	/s/ Robert. M. Sander
Name:	Robert. M. Sander
Title:	Vice President

Signature Page to Credit Agreement – Term Loan

NATIONAL AUSTRALIA BANK ABN # 12-004-044-937, as a Lender

By:	/s/ Courtney Cloe
Name:	Courtney Cloe
Title:	Director, Head of Client Coverage Americas

Signature Page to Credit Agreement – Term Loan

OVERSEA-CHINESE BANKING CORPORATION LIMITED, NEW YORK AGENCY, as a Lender

By:	/s/ Lee Yeoh Nguan
Name:	Lee Yeoh Nguan
Title:	Vice President and General Manager

Signature Page to Credit Agreement – Term Loan

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Richard Munsick
Name:	Richard Munsick
Title:	Senior Vice President

Signature Page to Credit Agreement – Term Loan

SOVEREIGN BANK, as a Lender

By:	/s/ Robert D. Lanigan
Name:	Robert D. Lanigan
Title:	Senior Vice President

Signature Page to Credit Agreement – Term Loan

STANDARD CHARTERED BANK, as a Lender

By:	/s/ James Hughes
Name:	James Hughes
Title:	Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager

Signature Page to Credit Agreement – Term Loan

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH, as a Lender

By:	/s/ Li Hua Huang
Name:	Li Hua Huang
Title:	VP & General Manager

Signature Page to Credit Agreement – Term Loan

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John M. Everman
Name:	John M. Everman
Title:	Asst. Vice President

Signature Page to Credit Agreement – Term Loan

UMB BANK, N.A., as a Lender

By:	/s/ Cecil G. Wood
Name:	Cecil G. Wood
Title:	Executive Vice President

Signature Page to Credit Agreement – Term Loan

UNION BANK, N.A., as a Lender

By:	/s/ Richard G.Reeves
Name:	Richard G.Reeves
Title:	Senior Vice President – Mining & Minerals

Signature Page to Credit Agreement – Term Loan

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Tim T. Green
Name:	Tim T. Green
Title:	Director

Signature Page to Credit Agreement – Term Loan

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ David Brumby
Name:	David Brumby
Title:	Executive Director

Signature Page to Credit Agreement – Term Loan

Schedule 2.01

to Credit Agreement

COMMITMENTS AND APPLICABLE PERCENTAGES

Institution	Commitment	Applicable Percentage
Bank of America, N.A.	$67,000,000.00	6.700000000%
UBS Loan Finance LLC	$67,000,000.00	6.700000000%
Morgan Stanley Bank, N.A.	$67,000,000.00	6.700000000%
Citibank, N.A.	$67,000,000.00	6.700000000%
HSBC Bank USA, N.A.	$67,000,000.00	6.700000000%
The Royal Bank of Scotland plc	$67,000,000.00	6.700000000%
Australia and New Zealand Banking Group Limited	$50,000,000.00	5.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$21,833,333.33	2.183333333%
Branch Banking and Trust Company	$20,000,000.00	2.000000000%
China Merchants Bank Co., Ltd. New York Branch	$20,000,000.00	2.000000000%
Commonwealth Bank of Australia	$46,000,000.00	4.600000000%
Compass Bank	$65,500,000.00	6.550000000%
Fifth Third Bank	$35,000,000.00	3.500000000%
National Australia Bank	$35,000,000.00	3.500000000%
Oversea-Chinese Banking Corporation Limited, New York Agency	$20,000,000.00	2.000000000%
PNC Bank , National Association	$46,000,000.00	4.600000000%
Sovereign Bank	$50,000,000.00	5.000000000%
Standard Chartered Bank	$20,000,000.00	2.000000000%
Taiwan Cooperative Bank, Los Angeles Branch	$10,000,000.00	1.000000000%
U.S. Bank National Association	$35,000,000.00	3.500000000%
UMB Bank, N.A.	$10,000,000.00	1.000000000%
Union Bank, N.A.	$43,666,666.67	4.366666667%
Wells Fargo Bank, N.A.	$50,000,000.00	5.000000000%
Westpac Banking Corporation	$20,000,000.00	2.000000000%

Total	$1,000,000,000.00	100.000000000%

EXHIBIT A

FORM OF BORROWING NOTICE

Date:                 ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October [27], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UBS SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and RBS SECURITIES INC., as joint lead arrangers and joint book managers.

The Borrower hereby requests (select one):

☐	A Borrowing of Loans ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

            [Type of Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of months.

The Borrowing, if any, requested herein complies with Section 2.01(b), if applicable, and the proviso to the first sentence of Section 2.01(a) of the Agreement.

[Signature page to follow]

A-1

Form of Borrowing Notice

Peabody Exhibits to Credit Agreement

PEABODY ENERGY CORPORATION

By:
Name:
Title:

A-1

Form of Borrowing Notice

Peabody Exhibits to Credit Agreement

EXHIBIT B

FORM OF NOTE

________________

FOR VALUE RECEIVED, PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $[    ] or so much thereof as shall constitute Loans made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [27], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, each lender from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UBS SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and RBS SECURITIES INC., as joint lead arrangers and joint book managers.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

Unless and until a transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and the lenders under the Credit Agreement shall be entitled to deem and treat the transferring Lender as the owner and holder of this Note and the obligations evidenced hereby.

B-1-1

Form of Note

Peabody Exhibits to Credit Agreement

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

PEABODY ENERGY CORPORATION

By:
Name:
Title:

B-1-2

Form of Note

Peabody Exhibits to Credit Agreement

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-3

Form of Note

Peabody Exhibits to Credit Agreement

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October [27], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UBS SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and RBS SECURITIES INC., as joint lead arrangers and joint book managers.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the financial condition of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all of its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant of the Loan Documents applicable to it and no Default has occurred and is continuing.]

—or—

[the following covenants have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

5. To the best of such Responsible Officer’s knowledge, as of the date hereof, all Subsidiaries of the Borrower who are required to be Guarantors, pursuant to the Agreement by virtue of the definition of Subsidiary Guarantor under the Agreement, are Subsidiary Guarantors [, except for the following Subsidiaries which are in the process of complying with the requirements of Section 6.12 of the Agreement].

6. Unless as stated otherwise in a certificate of a Responsible Officer attached hereto, there has been no material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                 .

PEABODY ENERGY CORPORATION

By:

Name:

Title:

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

For the Quarter/Year ended                                  (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Section 7.11 (a) – Consolidated Interest Coverage Ratio.

A. Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

1.      Consolidated Net Income for Subject Period (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non- recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations (positive or negative), and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case for Subject Period):

$

2. consolidated interest expense for Subject Period, determined in accordance with GAAP:	$

3.      to the extent deducted in computing such Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles for Subject Period:

$

4. any debt extinguishment costs for Subject Period:	$

5. any non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles for Subject Period:	$

6. any amount of asset retirement obligations expense for Subject Period:	$

7.      any transaction costs, fees and expenses incurred during Subject Period in connection with the Acquisition, any acquisition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any of its Restricted Subsidiaries for Subject Period:

$

8. Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7):	$

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

B. Consolidated Cash Interest Charges for Subject Period:	$

C. Consolidated Interest Coverage Ratio (Line I.A.8 Line I.B):		to 1.00

Minimum required:

Four Fiscal Quarters Ending	Minimum Consolidated Interest Coverage Ratio
September 30, 2011 and each fiscal quarter thereafter	2.50x

II. Section 7.11 (b) – Consolidated Leverage Ratio.

A. Consolidated Funded Indebtedness at Statement Date:	$

B. Consolidated EBITDA for Subject Period (Line I.A.8 above):	$

C. Consolidated Leverage Ratio (Line II.A Line II.B):		to 1.00

Maximum permitted:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
September 30, 2011 and each fiscal quarter thereafter	4.00x

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

For the Quarter/Year ended                                      (“Statement Date”)

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended

Consolidated Net Income (excluding, without duplication, (a) Federal, state, local and foreign income tax expense or benefit, (b) noncash compensation expenses related to common stock and other equity securities issued to employees, (c) extraordinary or non-recurring gains and losses in accordance with GAAP, (d) income or losses from discontinued operations (positive or negative), and (e) any impairment charges as defined in ASC Topic 360 (formerly, FAS 144), in each case for Subject Period)

+ consolidated interest expense for Subject Period, determined in accordance with GAAP

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

+ to the extent deducted in computing Consolidated Net Income, the sum of all income taxes, depreciation, depletion and amortization of property, plant, equipment and intangibles for Subject Period
+ any debt extinguishment costs for Subject Period
+ non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles for Subject Period
+ any amount of asset retirement obligations expense for Subject Period

+   transaction costs, fees and expenses incurred during for Subject Period in connection with the Acquisition, any acquisition not prohibited hereunder or any issuance of debt or equity securities by the Borrower or any of its Restricted Subsidiaries

= Consolidated EBITDA

Form of Compliance Certificate

Peabody Exhibits to Credit Agreement

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: PEABODY ENERGY CORPORATION

[1]	Select as applicable.

Form of Assignment and Assumption

Peabody Exhibits to Credit Agreement

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of October [27], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among PEABODY ENERGY CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party thereto, BANK OF AMERICA, N.A., as Administrative Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, UBS SECURITIES LLC, MORGAN STANLEY SENIOR FUNDING, INC., CITIGROUP GLOBAL MARKETS INC., HSBC SECURITIES (USA) INC. and RBS SECURITIES INC., as joint lead arrangers and joint book managers.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[3]	CUSIP Number
___________	$	___________	$	___________	__________%
___________	$	___________	$	___________	__________%
___________	$	___________	$	___________	__________%

[7.	Trade Date: ][4]

Effective Date:                         , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Peabody Exhibits to Credit Agreement

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

PEABODY ENERGY CORPORATION

By:
Title:][6]

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

Peabody Exhibits to Credit Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not an existing Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

Peabody Exhibits to Credit Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

Peabody Exhibits to Credit Agreement

EXHIBIT E

FORM OF GUARANTEE

E - 1

Form of Guarantee

Peabody Exhibits to Credit Agreement

EXECUTION COPY

SUBSIDIARY GUARANTY

made by

PEABODY ENERGY CORPORATION,

and certain of its Subsidiaries

in favor of

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of October 28, 2011

6.15	Releases	9
6.16	Additional Guarantors	10
6.17	Reserved	10
6.18	Conflict	10

Schedule I	Notice Addresses of Guarantors
Schedule II	List of Guarantors
Annex 1	Form of Assumption Agreement

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY, dated as of October 28, 2011, made by each of the signatories hereto (other than the Administrative Agent) and each entity that may become a Guarantor (as defined below) as provided in Section 6.16, in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Peabody Energy Corporation, a Delaware corporation (the “Borrower”), the Lenders and Bank of America, N.A., as Administrative Agent . The Lenders and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Peabody Entity (as defined below);

WHEREAS, the Peabody Entities are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent under Article IV of the Credit Agreement that the Guarantors shall have executed and delivered this Agreement (as defined below) to the Administrative Agent for the ratable benefit of the Credit Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby agrees with the Administrative Agent, for the ratable benefit of the holders of Borrower Obligations (as defined below), as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The following terms shall have the following meanings:

“Agreement”: this Subsidiary Guaranty, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans made to the Borrower and all other obligations and liabilities of the Borrower (including, without limitation, (x) interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans made to the Borrower and (y) interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender, in each case, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Guarantor”: each of the signatories hereto (other than the Administrative Agent) and each other entity that becomes a Guarantor hereunder pursuant to Section 6.16.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Borrower Obligations and (ii) all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent and the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document to which such Guarantor is a party).

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Peabody Entity”: the Borrower and each Guarantor.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the

2

prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Credit Parties hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Guarantor Obligations shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Credit Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full and the Commitments are terminated.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Credit Parties, and each Guarantor shall remain jointly and severally liable to the Credit Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Credit Party, no Guarantor shall be entitled to be subrogated to any of the rights of any Credit Party against the Borrower or any Guarantor or any collateral security or guarantee or right of offset held by any Credit Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Credit

3

Parties by the Borrower on account of the Borrower Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Credit Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4 Amendments, etc. with Respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Credit Party may be rescinded by such Credit Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Credit Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Credit Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Credit Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Credit Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Credit Party, (c) any acts of any legislative body or governmental authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located,

4

or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Credit Parties against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall, to the extent permissible at law, continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the United States in U.S. Dollars in immediately available funds at the office of the Administrative Agent at Bank of America N.A., New York, NY, ABA# 026009593, Account No.: 136-621-225-0600, Ref: Peabody Energy or such other office as may be notified to the Guarantors by the Administrative Agent from time to time.

SECTION 3. REPRESENTATIONS AND WARRANTIES

3.1 Representations in Credit Agreement. To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Guarantor hereby represents and warrants to each Credit Party that the representations and warranties set forth in Section 5 of the Credit Agreement as they relate to such Guarantor or to the other Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference mutatis mutandis, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and the Credit Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference

5

in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.1, be deemed to be a reference to such Guarantor’s knowledge.

SECTION 4. COVENANTS

Each Guarantor covenants and agrees with the Credit Parties that, from and after the date of this Agreement until the Borrower Obligations shall have been paid in full and the Commitments shall have terminated:

4.1 Covenants in Credit Agreement. Such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

SECTION 5. REMEDIAL PROVISIONS

5.1 Application of Proceeds. The Administrative Agent may apply all or any part of any proceeds of the guarantee set forth in Section 2, to payment of the Borrower Obligations in such order as set forth in Section 8.03 of the Credit Agreement.

5.2 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Credit Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Borrower Obligations, all rights and remedies available to it under any applicable Loan Document or under any applicable law or in equity, subject to the last sentence of Section 8.02 of the Credit Agreement.

SECTION 6. MISCELLANEOUS

6.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

6.2 Notices. All notices, requests and demands to or upon the Administrative Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule I.

6.3 No Waiver by Course of Conduct; Cumulative Remedies. None of the Credit Parties shall by any act (except by a written instrument pursuant to Section 6.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced to any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Credit Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Credit Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Credit Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be

6

exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

6.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Credit Party for all its reasonable and documented costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the reasonable and documented fees and disbursements of counsel to each Credit Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Credit Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.

(c) The agreements in this Section 6.4 shall survive repayment of the Borrower Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

6.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Credit Parties and their successors and assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent, unless pursuant to a transaction not prohibited by the Credit Agreement.

6.6 Set-Off. Each Guarantor hereby irrevocably authorizes each Credit Party at any time and from time to time pursuant to Section 10.08 of the Credit Agreement, upon any amount becoming due and payable hereunder, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Credit Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as such Credit Party may elect, against and on account of the Obligations and liabilities of such Guarantor to such Credit Party hereunder then due and owing and claims of every nature and description of such Credit Party against such Guarantor then due and owing, in any currency, arising hereunder, under the Credit Agreement or any other Loan Document, as such Credit Party may elect, whether or not such Credit Party has made any demand for payment and although such Obligations, liabilities and claims may be contingent or unmatured. Each Credit Party shall notify such Guarantor promptly of any such set-off and the application made by such Credit Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Credit Party under this Section 6.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Credit Party may have.

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6.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

6.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction with respect to any of the Guarantors shall, as to such jurisdiction and such Guarantor, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof with respect to such Guarantor or any of the other Guarantors, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or with respect to any of the other Guarantors in any jurisdiction.

6.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

6.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Guarantors and the Credit Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Credit Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

6.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.12 Submission To Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 6.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

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(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

6.13 Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) none of the Credit Parties has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Guarantors and the Credit Parties.

6.14 WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE CREDIT PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

6.15 Releases. (a) At such time as the Borrower Obligations shall have been paid in full in cash (other than contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence) and the Commitments shall have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination or any obligations in respect of Borrower Obligations which are expressly stated in any Loan Document to survive) of each Guarantor hereunder shall terminate automatically, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence such termination.

(b) At such time as a Guarantor ceases (i) to be a Subsidiary as a result of a transaction not prohibited by the Credit Agreement or (ii) to be required to guarantee the Borrower Obligations by virtue of the definition of Subsidiary Guarantor under the Credit Agreement, in each case, subject to (x) the Borrower having delivered to the Administrative Agent a certificate (a “Release Certificate”) identifying the relevant Guarantor and certifying that such transaction is not prohibited by the Credit Agreement or as to the basis on which such Subsidiary no longer falls within the definition of Subsidiary Guarantor and (y) the Administrative Agent’s reasonable satisfaction that the circumstances described in clause (i) or (ii) above exist (it being agreed that the Administrative Agent may, but is not obligated to, rely

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solely on the Borrower’s Release Certificate in making such determination), the Administrative Agent shall promptly release the Guarantor from its obligations hereunder pursuant to documentation reasonably acceptable to the Administrative Agent and the Borrower, at the sole cost and expense of the Borrower. Notwithstanding the foregoing, the Administrative Agent shall not be required to release a Guarantor from its obligations hereunder pursuant to this Section 6.15(b) unless, prior to or concurrently with such release, such Guarantor is released from its obligations as a guarantor under all Senior Notes Indentures.

6.16 Additional Guarantors. Each Subsidiary of the Borrower that elects to become a party to this Agreement or is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

6.17 Reserved.

6.18 Conflict. In the event there is a conflict between the terms of this Agreement and the Credit Agreement, the Credit Agreement shall control.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guaranty to be duly executed and delivered as of the date first above written.

EACH OF THE GUARANTORS LISTED ON SCHEDULE II HERETO

By:
Name:
Title:

Signature Page to Subsidiary Guaranty – Term Loan

Accepted on behalf of the

Credit Parties as of the date first

above written

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Subsidiary Guaranty – Term Loan

Acknowledged and agreed:

PEABODY ENERGY CORPORATION,

a Delaware corporation

By:
Name:
Title:

Signature Page to Subsidiary Guaranty – Term Loan

Schedule II

LIST OF GUARANTORS

American Land Development, LLC
American Land Holdings of Colorado, LLC
American Land Holdings of Illinois, LLC
American Land Holdings of Indiana, LLC
American Land Holdings of Kentucky, LLC
American Land Holdings of West Virginia, LLC
Arid Operations Inc.
Big Ridge, Inc.
Big Sky Coal Company
Black Hills Mining Company, LLC
BTU Western Resources, Inc.
Caballo Grande, LLC
Caseyville Dock Company, LLC
Central States Coal Reserves of Illinois, LLC
Central States Coal Reserves of Indiana, LLC
Century Mineral Resources, Inc.
Coal Reserve Holding Limited Liability Company No. 1
COALSALES II, LLC
Colorado Yampa Coal Company
Conservancy Resources, LLC
Cottonwood Land Company
Cyprus Creek Land Company
Cyprus Creek Land Resources, LLC
Dyson Creek Coal Company, LLC
Dyson Creek Mining Company, LLC
El Segundo Coal Company, LLC
Elkland Holdings, LLC
Falcon Coal Company, LLC
Gallo Finance Company
Gold Fields Chile, LLC
Gold Fields Mining, LLC
Gold Fields Ortiz, LLC
Hayden Gulch Terminal, LLC
Highwall Mining Services Company
Hillside Recreational Lands, LLC
HMC Mining, LLC
Illinois Land Holdings, LLC
Independence Material Handling, LLC
James River Coal Terminal, LLC
Juniper Coal Company

Kayenta Mobile Home Park, Inc.
Kentucky Syngas, LLC
Lively Grove Energy, LLC
Lively Grove Energy Partners, LLC
Marigold Electricity, LLC
Midco Supply and Equipment Corporation
Midwest Coal Acquisition Corp.
Midwest Coal Reserves of Illinois, LLC
Midwest Coal Reserves of Indiana, LLC
Moffat County Mining, LLC
Mustang Energy Company, L.L.C.
New Mexico Coal Resources, LLC
Pacific Export Resources, LLC
Peabody America, Inc.
Peabody Archveyor, L.L.C.
Peabody Arclar Mining, LLC
Peabody Bear Run Mining, LLC
Peabody Bear Run Services, LLC
Peabody Caballo Mining, LLC
Peabody Cardinal Gasification, LLC
Peabody COALSALES, LLC
Peabody COALTRADE, LLC
Peabody COALTRADE International (CTI), LLC
Peabody Colorado Operations, LLC
Peabody Colorado Services, LLC
Peabody Coulterville Mining, LLC
Peabody Development Company, LLC
Peabody Electricity, LLC
Peabody Employment Services, LLC
Peabody Energy Generation Holding Company
Peabody Energy Investments, Inc.
Peabody Energy Solutions, Inc.
Peabody Gateway North Mining, LLC
Peabody Gateway Services, LLC
Peabody Holding Company, LLC
Peabody Illinois Services, LLC
Peabody Indiana Services, LLC
Peabody International Investments, Inc.
Peabody International Services, Inc.
Peabody Investments Corp.
Peabody Midwest Management Services, LLC
Peabody Midwest Mining, LLC
Peabody Midwest Operations, LLC
Peabody Midwest Services, LLC
Peabody Natural Gas, LLC

Peabody Natural Resources Company
Peabody New Mexico Services, LLC
Peabody Operations Holding, LLC
Peabody Powder River Mining, LLC
Peabody Powder River Operations, LLC
Peabody Powder River Services, LLC
Peabody PowerTree Investments, LLC
Peabody Recreational Lands, L.L.C.
Peabody Rocky Mountain Management Services, LLC
Peabody Rocky Mountain Services, LLC
Peabody Sage Creek Mining, LLC
Peabody School Creek Mining, LLC
Peabody Services Holdings, LLC
Peabody Southwest, LLC
Peabody Southwestern Coal Company
Peabody Terminal Holding Company, Inc.
Peabody Terminals, LLC
Peabody Twentymile Mining, LLC
Peabody Venezuela Coal Corp.
Peabody Venture Fund, LLC
Peabody-Waterside Development, L.L.C.
Peabody Western Coal Company
Peabody Wild Boar Mining, LLC
Peabody Wild Boar Services, LLC
Peabody Williams Fork Mining, LLC
Peabody Wyoming Gas, LLC
Peabody Wyoming Services, LLC
PEC Equipment Company, LLC
Point Pleasant Dock Company, LLC
Pond River Land Company
Porcupine Production, LLC
Porcupine Transportation, LLC
Riverview Terminal Company
Sage Creek Holdings, LLC
School Creek Coal Resources, LLC
Seneca Coal Company, LLC
Shoshone Coal Corporation
Star Lake Energy Company, L.L.C.
Sugar Camp Properties, LLC
Thoroughbred Generating Company, LLC
Thoroughbred Mining Company, LLC
Twentymile Coal, LLC
West Roundup Resources, LLC

Annex 1 to

Subsidiary Guaranty

ASSUMPTION AGREEMENT, dated as of                     , 201_, made by                     , a                      [corporation] (the “Additional Guarantor”), in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement. The Lenders and the Administrative Agent shall be referred to collectively herein as the “Credit Parties”.

W I T N E S S E T H :

WHEREAS, Peabody Energy Corporation, a Delaware corporation (the “Borrower”), the Lenders and Bank of America, N.A., as Administrative Agent, have entered into a Credit Agreement, dated as of October 28, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries (other than the Additional Guarantor) have entered into the Subsidiary Guaranty, dated as of October 28, 2011 (as amended, supplemented, restated or otherwise modified from time to time, the “Guarantee”) in favor of the Administrative Agent for the benefit of the Credit Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guarantee; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee.

NOW, THEREFORE, IT IS AGREED:

1. Guarantee. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 6.16 of the Guarantee, hereby becomes a party to the Guarantee as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule I to the Guarantee. The Additional Guarantor hereby represents and warrants as to itself that each of the representations and warranties contained in Section 3 of the Guarantee is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (after giving effect to this Assumption Agreement).

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:
Name:
Title:

EXHIBIT F-1

Form of Opinion of Simpson, Thacher & Bartlett LLP

Form of Opinion of Simpson, Thacher & Bartlett LLP

Peabody Exhibits to Credit Agreement

EXHIBIT F-2

Form of Opinion of In-house Counsel

Form of Opinion of In-house Counsel

Peabody Exhibits to Credit Agreement

EXHIBIT F-3

Form of Opinion of Thompson Coburn LLP

Form of Opinion of Thompson Coburn LLP

Peabody Exhibits to Credit Agreement

EXHIBIT F-4

Form of Opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP

Form of Opinion of Ziemer, Stayman, Weitzel & Shoulders, LLP

Peabody Exhibits to Credit Agreement